EXHIBIT 99.1

Bio Lab Naturals, Inc.’s subsidiary signs Exclusive Distribution Agreement

Greenwood Village, CO November 18, 2020, Bio Lab Naturals, Inc. (“BLAB” or the “Company”) (QTCQB: BLAB) announces today that its subsidiary, Prime Time Live, Inc. (“PTL”) signed an Exclusive Distribution Agreement on November 13, 2020 with Insane Impact, LLC (“Insane Impact”), an Iowa limited liability company, to act as Insane Impact's exclusive distributor of Insane Impact Products. Insane Impact shall provide leads of LED screens for PTL sales and rentals to its customers.

Management Commentary

"This is a major day for our Company as we are now able to scale much faster and larger than expected. By using Insane Impact's extensive network, our Company is able to provide screens anywhere in the U.S. without spending the majority of our capital on equipment and overhead. Instead, our Company can now focus our resources on perfecting the marketing and broker model for these LED screens to a broader market. Another part of this Agreement that I am excited about is having Insane Impact's strong marketing capabilities to promote our 30' x 18' LED screen through their different channels. This will lead to more exposure for PTL," said Darrell Avey, CFO.

About Bio Lab Naturals, Inc.

Operating primarily through our subsidiary, Prime Time Live, Inc., is a Denver, CO based company that specializes in providing clients with high resolution mobile LED screens for entertainment, corporate, civic and sporting events. Our main operations are derived from our 30’ x 18’ LED mobile video display. This display is mounted in a 53 ft. trailer with an accompanying MQ Whisper Watt generator that can power the LED screen for 50 hours, and therefore, provides our clients with true portability. We also have an 8’ x 5’ mobile LED screen that is towed by a mid-size SUV. The 30’ x 18’ screen has a lifetime use of 50,000 hours of which 2,500 hours have been used and the 8’ x 5’ mobile LED screen is new with no hours.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. Bio Lab Naturals, Inc. undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Source

Bio Lab Naturals, Inc.

Website: https://primetimeliveevents.com/

Contact: Bio Lab Naturals, Inc.

7400 E. Crestline Circle, Suite 130, Greenwood Village, CO 80111

(720) 273-0433